Exhibit 99.1

PRESS RELEASE

DICK'S Sporting Goods Announces Quarterly Dividend

PITTSBURGH (May 22, 2018) – The Board of Directors of DICK'S Sporting Goods, Inc. (NYSE: DKS) has authorized and declared a quarterly dividend of $0.225 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on June 29, 2018, to stockholders of record at the close of business on June 8, 2018.

About DICK'S Sporting Goods, Inc.
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of May 5, 2018, the Company operated more than 720 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as DICK’S Team Sports HQ, an all-in-one youth sports digital platform offering a comprehensive range of services including technology solutions such as online registration and league management services, and mobile apps for scheduling, communications and live scorekeeping; team gear such as uniforms and equipment, fan wear, and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront.  For more information, visit the Press Room or Investor Relations pages at dicks.com.

Contacts:
Investor Relations:
Steve West, Vice President – Investor Relations
(724) 273-3400 or investors@dcsg.com

Media Relations:
(724) 273-5552 or press@dcsg.com

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